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                                   MARKWEST

               MarkWest Hydrocarbon Partners, Ltd  PH  (303) 290-8700
               5613 DTC Parkway, Suite 400    FAX  (303) 290-8769
               Englewood, CO 80111

                              SALES ACKNOWLEDGMENT

               We hereby confirm sale to:

               Ashland Petroleum Company  DATE: September 9, 1996
               Division of Ashland, Inc.
               PO Box 391                 No.  __________________
               Ashland, KY 41105


               Per conversations between Mr. Howard Beverly and our Mr. Fred Shato

               PRODUCT:   Normal Butane

               QUANTITY:  Approximately 54,000,000 gallons

               PRICE:  See attached terms

               COSIGNEE:

               ORIGIN:

               FOB POINT: Siloam, Kentucky

               ROUTING:

               TERMS OF PAYMENT: Net 10 calendar days via check

               TIME OF DELIVERY: September 1, 1996 through August 31, 1999

               HOW DELIVERED: Into railcars or barges provided by Buyer via Rail/Barge

               REMARKS: See Attachment "A"

                    SUBJECT TO TERMS AND CONDITIONS ATTACHED

Void if not returned fully executed to this office within ten (10) days from the date of the order.


                                    MARKWEST HYDROCARB0N PARTNERS, LTD.
Ashland Petroleum Company           BY:     MarkWest Hydrocarbon, Inc.
      Division of Ashland, Inc.             General Partner
      /S/Robert Yancey                      /S/   Brian O'Neill
         -------------                            ------------------------
         President                          /S/   John M. Fox
                                                          Accepted 9/19/96
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                                 ATTACHMENT "A"
                        ADDITIONAL TERMS AND CONDITIONS
                    ASHLAND PETROLEUM NC4 PURCHASE AGREEMENT

          1) Ashland Petroleum Company, Division of Ashland, Inc., (Buyer) agrees to purchase from MarkWest Hydrocarbon Partners, Ltd. (Seller) the total production of normal butane from Seller's Siloam, KY fractionation plant, estimated to be approximately 17 million gallons per year (approximately 1.4 million gallons per month), with a projected yearly volume increase of approximately 5%.

          2) Term of sale shall be September 1, 1996 through August 31, 1999 (3 years) with an option to extend year to year thereafter, unless a 90 day written notice of cancellation is provided by either party.

          Product to be delivered FOB Seller's Siloam, KY plant loaded into Buyer provided railcars and/or barges at Buyer's option.

          4) It is anticipated that deliveries made during April through September will be predominantly for shipment to Ashland Chemical Company, while deliveries made during October through March will be predominantly for shipment to Ashland Petroleum company, however, direction of shipment of all deliveries shall be at Buyer's option.

          5) Minimum purity for deliveries into railcars or barges for shipment to Ashland Chemical shall be 97.5% during April through September. Minimum purity for deliveries into railcars or barges for shipment to Ashland Petroleum shall be 95.0% at all times

          6) Seller will designate on each invoice of Buyer's entities shipment was made.

          7) The base price for deliveries made during the first through the fifteenth day of each month shall be the simple average of the daily high-low postings for TET spot normal butane at Mt. Belvieu, Texas as reported in Oil Price Information Service (OPIS) during the sixteenth through the last day of the month immediately preceding delivery.

          The base price for deliveries made during the sixteenth through the last day of each month shall be the simple average of the daily high-low postings for TET spot normal butane at Mt. Belvieu, Texas as reported in OPIS for the first through the fifteenth day of the month of delivery.

          Deliveries for shipment to Ashland Chemical Company will be billed at the foregoing described base price plus $0.0150 per
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gallon. Deliveries for shipment to Ashland Petroleum Company will be billed at the foregoing described base price plus $0.010 per gallon.

           8) Payment terms are net 10 days from date of shipment via check.

           9) Buyer has the right to utilize Seller's normal butane cavern storage of approximately 3 million gallons. Buyer agrees to lift product so as to ernpty said cavern for at least one twenty-four (24)hour period sometime between January first and April first each year during the term of the Agreement.

          10) Truck loading available when needed at the following premium:
Weekday 9:00 A.M. to 5:00 P.M. + $0.0200 per gallon and Weekend 9:00 A.M. to 5:00 P.M. + $0.0800 per gallon. Any loading requiring additional hours will be billed at an additional $0.0200 per gallon premium.